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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in this Annual Report (Form 10-K) of Friedman Industries, Incorporated of our report dated May 16, 2003, included in the 2003 Annual Report to Shareholders of Friedman Industries, Incorporated.

     Our audits also included the financial statement schedule of Friedman Industries, Incorporated listed in the response to Item 16(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-37887) pertaining to the 1996 Stock Option Plan, the 1995 Non-Employee Director Plan, as amended, the 1989 Incentive Stock Option Plan, as amended, and in the Registration Statement (Form S-8 No. 333-47262) pertaining to the 2000 Non-Employee Director Stock Plan of our report dated May 16, 2003, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) for the year ended March 31, 2003.

Houston, Texas
June 30, 2003